UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2

                                   ----------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          AMERICAN RACING CAPITAL, INC.
                 (Name of Small Business Issuer in its Charter)

            Nevada                         7948                   87-0631750
   State or Jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization   Classification Code Number)  Identification No.)

                                  P.O. Box 563
                            Zephyr Cove, Nevada 89448
                                 (800) 914-3177
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                      D. Davy Jones, Chairman and President
                                  P.O. Box 563
                            Zephyr Cove, Nevada 89448
                                 (800) 914-3177
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of Communications to:

                            Richard I. Anslow, Esq.
                              Anslow & Jaclin, LLP
                          195 Route 9 South, Suite 204
                           Manalapan, New Jersey 07726
                            Telephone: (732) 409-1212
                               Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed
                                                    Maximum
                                   Number of        Offering   Proposed Maximum     Amount of
Title of Each Class of        Units/Shares to be   Price Per       Aggregate      Registration
Securities to be Registered       Registered          Unit      Offering Price         Fee
----------------------------------------------------------------------------------------------
Common Stock, par value
  $.001 per share (1)            20,576,133(2)       $.0972       $2,000,000         $214.00

Total                            20,576,133                       $2,000,000         $214.00

(1) Represents shares of common stock issuable in connection with the conversion of promissory notes aggregating a maximum of $2,000,000 in accordance with a Securities Purchase Agreement dated July 25, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC, respectively. We are required to register the entire estimated amount of shares of common stock issuable in connection with the conversion of the callable secured convertible note (or 20,576,133 shares of common stock) calculated to be due upon conversion of the maximum amount of promissory notes aggregating $2,000,000. The price of $.0972 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the callable secured convertible notes ($.0972 was the closing price on the date the transaction closed less a 60% discount).

(2) The number of shares being registered for the conversion of the callable secured convertible notes is 20,576,133 based on the following: the full subscription price of $2,000,000 divided by the conversion price of $.0972, which is calculated by the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading days prior to the closing date of the transaction ($.243), multiplied by a 40% discount. We are required to register 100% of the conversion shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

      Preliminary Prospectus subject to completion dated September 8, 2006

                                   PROSPECTUS

                          AMERICAN RACING CAPITAL, INC.

                        20,576,133 SHARES OF COMMON STOCK

Our selling security holders are offering to sell 20,576,132 shares of common stock issuable in connection with the conversion of promissory notes.

The securities offered in this prospectus involve a high degree of risk and are subject to the "penny stock" rules. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our shares of common stock are quoted on the Pink Sheets under the symbol "ANRC". The last reported sale price of our common stock on September 8, 2006 was $0.36.

We will receive no proceeds from the sale of the shares by the selling stockholders.

The date of this prospectus is September 8, 2006

                                TABLE OF CONTENTS

Summary Information .......................................................    1
Risk Factors ..............................................................    2
Use of Proceeds ...........................................................    8
Penny Stock Considerations ................................................    9
Selling Stockholders ......................................................    9
Plan of Distribution ......................................................   11
Legal Proceedings .........................................................   12
Directors, Executive Officers, Promoters and Control Persons ..............   12
Security Ownership of Certain Beneficial Owners and Management ............   13
Description of Securities .................................................   14
Interest of Named Experts And Counsel .....................................   15
Disclosure of Commission Position of Indemnification For Securities Act
  Liabilities .............................................................   15
Description of Business ...................................................   16
Management's Discussion and Analysis or Plan of Operations ................   20
Description of Property ...................................................   25
Certain Relationships And Related Transactions ............................   25
Market for Common Equity and Related Stockholder Matters ..................   26
Executive Compensation ....................................................   27
Financial Statements ......................................................  F-1
Changes and Disagreements with Accountant on Accounting and Financial
  Disclosure ..............................................................   29
Available Information .....................................................   30

                               SUMMARY INFORMATION

      This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. American Racing Capital, Inc. is referred to throughout this prospectus as "ANRC", "American Racing Capital", the "Company", "we", "us", or "our".

Our Company

      American Racing Capital, Inc., a Nevada corporation, was originally formed on September 8, 1998 as Mega Health Corporation. On June 23, 1999, the name of the corporation was changed to Altrimega Health Corporation ("Altrimega"). On October 17, 2002, the Company, Creative Holdings and the shareholders of Creative Holdings, Inc. completed a stock exchange transaction, whereby Creative Holdings become our wholly-owned subsidiary (the "Share Exchange").

      On October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, American Racing Capital, Inc., a Nevada company ("ARCI") and the shareholders of ARCI, pursuant to which, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's Common Stock and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company. As a result of the Share Exchange Agreement, the shareholders of Fast One, Inc., DJ Motorsports, Inc. and ARCI became the controlling shareholders of the Company. Fast One, Inc. and DJ Motorsports, Inc. were operating entities in the race track design, development and track management. On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARC Development Corporation, a Nevada corporation ("ARCD") and the shareholders of ARCD. Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, the Company all of the issued and outstanding common stock of ARCD in exchange for 235,000,000 shares of the Company's Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

      As a result of the share exchange transactions, in October 2005, the Company adopted a new strategy which seeks to integrate race track design and development operations with a professional racing team and a national driving school network to leverage the popularity and growth of the motor sports industry. We operate our business through our subsidiaries. Our stock is quoted on the Pink Sheets under the symbol "ANRC" (formerly "CRHM").

      On March 20, 2006, the Board of Directors of the Company, in lieu of a special meeting and pursuant to unanimous written consent, approved a one for one hundred (1-for-100) reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding Common Stock, which became effective on March 30, 2006 (the "Effective Date"). On the Effective Date, the Company's issued and outstanding Common Stock was reduced based on the 1-for-100 ratio and the symbol for the Company's common stock quoted on the Pink Sheets was changed to "ANRC".

Overview of Our Business

      We are a holding company operate our business in the motor sports field and motor sports racing and entertainment fields. The Company intends to operate in the following business areas of the motor sports industry:

            o     Race track design and development;

            o     Race track management;

            o Motor sports marketing, event hosting and sponsorship services;

            o     Product licensing;

            o     Driver development; and

            o     Education driving concepts.

Going Concern

      As reflected in the Company's Financial Statements which accompany this Prospectus, our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

      To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors, and our two employees, D. Davy Jones, President and Chief Executive Officer, and Robert A. Koveleski, Vice-President and Interim Principal Accounting Officer.

      We incurred a net loss of $43,494 and a net loss of $9,474 for the six months ended June 30, 2006 and 2005, respectively, and has an accumulated deficit of $218,934 at June 30, 2006. As of June 30, 2006, we had assets of $573 and liabilities of $216,365 creating a working capital deficiency of $215,792. The Company currently has approximately $573 in cash and cash equivalents as of June 30, 2006. The Company incurred a net loss from operations of $120,635 and a net loss of $3,089 for the years ended December 31, 2005 and December 31, 2004, respectively, and had an accumulated deficit of $175,440 at December 31, 2005. As of December 31, 2004, the Company had assets of $1,167 and liabilities of $173,465, a difference of $172,298. Management recognizes that the Company must generate or obtain additional capital to enable it to continue operations.

Our Website

      We invite you to visit our website at www.americanracingcapital.com for information about our company, products and services.

Our Contact Information

      We can be reached by calling (800) 914-3177 or faxing (775) 265-9970. Our email address is info@americancapital.com. Our office address is P.O. Box 563, Zephyr Cove, Nevada 89448.

The Offering

Common stock offered by selling   Up to 20,576,133 shares, which represents
stockholders:                     74.04% of our current outstanding stock, which
                                  is 100% of the amount underlying secured convertible notes in the principal amount of $2,000,000, (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and antidilution protection adjustments, respectively). We have registered 100% of the shares of common stock issuable upon conversion of the secured notes, based upon current market prices.

Common stock to be outstanding    Up to 48,367,531 shares
after the offering:

Use of  proceeds:                 We will not receive any proceeds from the sale
                                  of the common stock.

Pink Sheets Symbol:               ANRC

                                  RISK FACTORS

      An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. Each of the following risks could materially adversely affect our business, financial condition and results of operations, which could cause the price of our shares to decline significantly and you may lose all or a part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to the Operation of Our Business

      We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We have historically lost money and losses may continue in the future, and this may adversely impact our business.

      Since our inception, through June 30, 2006 we have not been profitable and have lost money on both a cash and non-cash basis. For the six months ended June 30, 2006 we have incurred a net loss of $43,494, and for the year ended December 31, 2005, we recorded a loss of operations of $120,635. Our accumulated deficit was $218,934 as of June 30, 2006. Future losses are likely to occur, as we are dependent on spending money to evaluate and pursue motor sports development projects. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may continue to experience liquidity and cash flow problems.

We will most likely need to raise additional capital or debt funding to sustain operations, and our inability to obtain adequate financing may result in us curtailing our business operations.

      Unless we can become profitable with the existing sources of funds, we will require additional capital to sustain operations and may need access to additional capital or additional debt financing to grow. In addition, to the extent that we have a working capital deficit and we will need to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

We have been the subject of a going concern opinion from December 31, 2005 from our independent auditors, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

      Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the year ended December 31, 2005, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending December 31, 2006. If we are not successful in raising additional capital we may not be able to continue as a going concern.

We are subject to a working capital deficit, which means that our current assets on June 30, 2006 were not sufficient to satisfy our current liabilities.

      We had a working capital deficit of $215,792 at June 30, 2006, which means that our current liabilities as of that date exceeded our current assets on June 30, 2006 by $215,792. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2005 were not sufficient to satisfy all of our current liabilities on that date. We will have to raise capital or debt to fund the deficit or cease operations.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

      Since October 2005, we have entered into discussions with third parties with respect to several motor sports projects, yet no projects have been finalized as of the date of this filing. Due to our limited operating history, it is difficult to make an evaluation of our future performance can be made. You should be aware of the difficulties normally encountered by motorsports companies similarly situated to us and the high rate of failure of such enterprises. If we do not successfully address the risks facing us, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. You should consider the likelihood of our future success in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we encounter problems, additional costs, difficulties, complications or delays in connection with our motorsports activities, it will have a material adverse effect on its business, results of operations and financial condition, and as a result, its business could fail.

Additional financing may potentially dilute the value of our stockholders' shares.

      We will need to raise additional capital to fund our anticipated future expansion and implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

      Our success largely depends on the efforts and abilities of key executives and consultants, including D. Davy Jones, our President and Chief Executive Officer, and A. Robert Koveleski, our Vice-President and Interim Principal Accounting Officer. The loss of the services of Messrs. Jones and Koveleski could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We presently maintain a key-man life insurance policy on Mr. Jones.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

      We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

      o uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

      o     the potential loss of key personnel of an acquired business;

      o the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

      o problems that could arise from the integration of the acquired or new business;

      o unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

      o unexpected development costs that adversely affect our profitability.

      Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

We have relied on capital contributed by related parties, and such capital may not be available in the future.

      Since October 2005 we financed our operations through advances from the Company's President, Davy Jones. Prior to October 2005, other shareholders have advanced funds to pay expenses incurred by the Company from time to time. As of June 30, 2006, the Company had notes payable totaling $57,664 to Mr. Jones' affiliate entities for funds advanced. As of June 30, 2006, the Company had a note payable in the amount of $7,027 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc. As of December 31, 2005, the Company had notes payable totaling $60,764 to Mr. Jones' affiliate entities for funds advanced. As of December 31, 2005, the Company had a note payable in the amount of $10,127 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc.

      Our future cash requirements will depend on many factors, including new race track acquisitions. We do not expect to generate a positive cash flow from operations until we complete successful acquisitions of race tracks and other motor sports properties. We intend to seek additional funding through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development and market acceptance for our products.

      Although we have been paying back these loans from Mr. Jones, we may be unable to repay the remainder as planned and may have to look again to Mr. Jones for assistance in financing if we are unable to obtain future financing. There is no guarantee that Mr. Jones will have financial resources available to assist in our funding.

We are subject to new corporate governance and internal controls reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

      We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2006 pursuant to Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

      We may be sued for infringing on the intellectual property rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

      If a third party holding intellectual property rights successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

Shareholders must rely on management for the operation of the company.

      All decisions with respect to the operation of ANRC and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the company and production and commercial exploitation of our products, however, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the company to management and has evaluated management's capabilities to perform such functions.

Risks Related to Our Common Stock and Its Market

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

      As of September 8, 2006, our executive officers, directors and their affiliates, beneficially own or control approximately 53.43% of the outstanding shares of our common stock and 100% of the outstanding shares of our Series A Convertible Preferred Stock designation (our common shares vote on a one vote per share basis, while each share of our Series A Convertible Preferred entitles the holder to 300 votes). Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

We may issue additional preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

      We are authorized to issue up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders. We have designated 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock which is convertible into 300 shares of common stock, all of which were issued to management and are outstanding as of September 8, 2006. To the extent we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, and may include preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

We have not, and currently do not anticipate, paying dividends on our common stock.

      We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

      Our common stock is quoted on the Pink Sheets under the symbol "ANRC." There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

      The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and interim quarters, our common stock has traded pre-split as low as $0.11 and as high as $12.00, and post-split as low as $0.18 and as high as $0.60. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

      If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be "penny stock", which may make it more difficult for investors to sell their shares due to suitability requirements.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), as amended. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Our recent financing requires this registration statement to become effective within 135 days after the initial closing date of July 26, 2006 and if this fails to happen we will incur liquidated damages.

      We recently received financing from the selling security holders listed in this document. Such financing requires us to file this registration statement and have the registration statement declared effective by the SEC within 135 days of the closing of the financing, which occurred on July 26, 2006. If this registration statement is not declared effective by December 7, 2006, we begin incurring liquidated damages equal to 2% of the principal of the promissory notes issued for each 30 day period that this registration statement is not declared effective after December 7, 2006.

The conversion of the promissory notes based on our recent financing is based on an average of our closing bid price of our intra day trading prices of our common stock over a certain period of time prior to conversion and the decrease of the intra day trading price will result in issuance of a significant increase of shares resulting in dilution to our shareholders.

      The conversion of the promissory notes in our recent financing is based on the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

      Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

      Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

                                 USE OF PROCEEDS

      The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                           PENNY STOCK CONSIDERATIONS

      Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

                              SELLING STOCKHOLDERS

      On July 25, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (Collectively, the Investors"). The initial funding of $700,000 of which we received net proceeds of $640,000 was completed on July 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100.

      The Investors secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with
Section 13(d) of the Exchange Act.

      The Investors received the following seven year warrants to purchase shares of our common stock, exercisable at $.30 per share: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC
- 130,000 warrants (the "Warrants"). The Warrants are not subject to registration rights.

      Upon full subscription to the Securities Purchase Agreement and full conversion of the Callable Secured Convertible Notes, the total shares being registered are 20,576,133 as follows: (i) AJW Capital Partners, LLC - 1,995,885 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 12,139,918 shares of common stock issuable in connection with the conversion of the callable secured convertible note;; (iii) AJW Qualified Partners, LLC - 6,172,840 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 267,490 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

      The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 8, 2006 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                                    Percent of
                                                      common
                                       Shares of      shares
                                      common stock     owned                          Number of
                                      owned prior    prior to    Shares of common   shares owned    Percent of
                                         to the         the      stock to be sold     after the    shares owned
  Name of selling stockholder (11)    offering (1)   offering    in the offering      offering    after offering
------------------------------------  ------------  ----------  ------------------  ------------  --------------
AJW Capital Partners, LLC (7)              0             0        1,995,885 (2)(3)       0              0%

AJW Offshore, Ltd. (8)                     0             0       12,139,918 (2)(4)       0              0%

AJW Qualified Partners, LLC (9)            0             0        6,172,840 (2)(5)       0              0%

New Millennium  Capital Partners II,
LLC (10)                                   0             0          267,490 (2)(6)       0              0%

* Less than 1%

      (1) Based on 27,791,398 shares issued and outstanding as of September 8, 2006.

      (2) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 6% Callable Secured Convertible Notes. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated numbers depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the "Securities Act"). Under the terms of the debentures, if the debentures had actually been converted on July 26, 2006, the conversion price would have been $.0972. Under the terms of the debentures, the debentures are convertible by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the debentures) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholder could beneficially own at any given time through their ownership of the debentures.

      (3) Represents 1,995,885 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

      (4) Represents 12,139,918 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

      (5) Represents 6,172,840 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

      (6) Represents 267,490 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

      (7) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

      (8) AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

      (9) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

      (10) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

      (11) None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

                              PLAN OF DISTRIBUTION

      All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o     ordinary brokers transactions, which may include long or short sales,

o transactions involving cross or block trades on any securities or market where our common stock is trading,

o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, "at the market" to or through market makers or into an existing market for the common stock,

o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o     any combination of the foregoing, or by any other legally available means.

      In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

      Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

      We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

      The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

      We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

      During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

      We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

      There are no legal proceedings pending or threatened legal actions against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name                  Age   Position
-------------------   ---   ------------------------------------------------
D. Davy Jones          42   Chairman, Chief Executive Officer and President

A. Robert Koveleski    52   Vice-President, Interim Principal Accounting Officer
                            and Director

Our Officers and Directors

      D. Davy Jones serves as our President and Chief Executive Officer and is the Chairman of our Board of Directors since October 2005. With an 18-year career in motor sports, Mr. Jones is a championship winning, professional racing driver with an extensive background racing open wheel and sports cars. In 1996, Mr. Jones' last full season of active competition, he drove for two of the sport's most highly regarded teams. He placed second at the Indianapolis 500 for Galles Racing International and he won the 24 Hours of LeMans driving for Porsche Team Joest. From 1999 to December 2003, Mr. Jones developed and built Davy Jones KartZone, an indoor karting and conference center in Houston, Texas. From 2004 to December 2005, Mr. Jones owned and operated Fast One, Inc. Fast One is a motorsport consultant and marketing group that specializes in track design, driver development and sponsorship relations.

      A. Robert Koveleski serves as our Vice-President and Interim Principal Accounting Officer, and is a member of our Board of Directors since October 2005. During the past five years, Mr. Koveleski has worked full-time in the auto racing industry contracting and consulting with professional race teams, racing drivers, automotive manufacturers and automotive after-market companies. Mr. Koveleski has 30 plus years in the advertising and marketing end of the specialty automotive market. Utilizing his racing background, he became vice president of operations at the AutoWorld catalog mail order house. He was also president of Camaro Connection, a catalog company which Mr. Koveleski created and managed. From 1993 to 2004, Mr Koveleski was the principal of Kovelski Toys, a company he founded. During this time, he dealt with over one hundred suppliers and printed more than a quarter million automotive hobby and racing catalogs a year. In 1980 he purchased half interest in a racing school at Pocono International Raceway, where he brought in sponsors and manufacturers and promoted road races at the track. In 1986, he purchased an ownership in a car commercial/film company.

Significant Employees

      None.

Family Relationships

      No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Certain Legal Proceedings

      No director, nominee for director, or executive officer of the Company has appeared as a party in any legal proceeding material to an evaluation of his ability or integrity during the past five years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of our common stock as of September 8, 2006, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

                                                                     Amount and
                                      Name and Address of             Nature of
        Title of Class                  Beneficial Owner           Beneficial Owner   Percent of Class (2)
------------------------------   -------------------------------   ----------------   --------------------
Common Stock                     D. Davy Jones (1)                     1,500,000               5.40%

Common Stock                     A. Robert Koveleski (1)               1,350,000               4.86%

Common Stock                     Fairhills Capital (4)                 8,000,000              28.79%
                                 1275 Fairhills Drive
                                 Ossining, NY 10562

Common Stock                     SW International, LLC (5)            12,000,000              43.18%
                                 401 B Street, Suite 1200
                                 San Diego, CA 92101

Common Stock                     All officers and directors as a      14,850,000              53.43%
                                 group (2 in number)

Series A Convertible Preferred   D. Davy Jones (1)                     1,000,000              50.00%
Stock (3)

Series A Convertible Preferred   A. Robert Koveleski (1)               1,000,000              50.00%
Stock (3)

Series A Convertible Preferred   All officers and directors as a       2,000,000             100.00%
Stock (3)                        group (2 in number)

* Less than one percent.

(1) The address for each beneficial owner is 920 Bollen Circle, Gardnerville, NV 89460.

(2) Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,791,398 common shares and 2,000,000 preferred shares outstanding as of September 8, 2006, adjusted as required by rules promulgated by the Commission.

(3) Shares of our Series A Convertible Preferred Stock are entitled to one vote per share and are convertible at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock.

(4) Edward J. Bronson, Esq. is the Managing Member of Lionheart Associates, LLC d/b/a Fairhills Capital and has sole voting and investment control over these shares.

(5) A. Robert Koveleski, our Vice President, Interim Principal Accounting Officer and Director, is the Managing Member of SW International, LLC and has sole voting and investment control over these shares.

Changes in control

      No arrangements exist which may result in a change in control of us.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.001 per share and 10,000,000 preferred shares, par value $.001 per share, of which 2,000,000 are designated as Series A Convertible Preferred Stock. As of September 8, 2006, there were 27,791,398 shares of common stock issued and outstanding and 2,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. Only common stock is offered in this prospectus.

Common Stock

      Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

      We have authorized 10,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock and are also outstanding.

      Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

      Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. The Series A Convertible Preferred shareholders have a priority over common stockholders upon liquidation, dissolution or winding up. Series A Convertible Preferred shareholders are entitled to vote on all matters upon which common shareholders can vote and each holder of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which the Series A Preferred Stock held by such holder is then convertible. Preferred shares are entitled to dividends on a pro rata basis.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

      The financial statements included in this prospectus and the registration statement have been audited by Moore & Associates Chartered, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

      In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                             DESCRIPTION OF BUSINESS

History and Organization

      American Racing Capital, Inc. incorporated under the laws of the State of Nevada on September 8, 1998 as Mega Health Corporation. On June 23, 1999, the name of the corporation was changed to Altrimega. On July 25, 2002, the Company entered into a non-binding letter of intent with Creative Holdings, a South Carolina corporation, pursuant to which and upon the consummation of a definitive agreement, Altrimega was to acquire Creative Holdings. A Merger Agreement was executed on August 15, 2002, between the Company, Altrimega Acquisition Company, a Nevada corporation, Creative Holdings and the shareholders of Creative Holdings. On September 2, 2002, the Company, Creative Holdings and the shareholders of Creative Holdings amended the Merger Agreement and restructured the merger into a stock exchange transaction, whereby Creative Holdings would become a wholly-owned subsidiary of the Company. The share exchange was completed on October 17, 2002, at which time, Creative Holdings became a wholly owned subsidiary of the Company.

      Pursuant to the Share Exchange (effective retroactively as of August 15,
2002), the shareholders of Creative Holdings, Inc. exchanged with and delivered to the Company 100% of the issued and outstanding capital stock of Creative Holdings in exchange for 20,000,000 shares of Common Stock of the Company and 1,000,000 shares of Series A Convertible Preferred Stock of the Company. Each share of Series A Convertible Preferred Stock was convertible into 300 shares of Common Stock of the Company. Between December 21, 2004 and January 5, 2005, the Company entered into releases with each holder of the Company's 1,000,000 shares of Series A Preferred Stock, which resulted in the cancellation of all of the Company's outstanding shares of Series A Preferred Stock.

      On October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCI and the shareholders of ARCI, pursuant to which, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's Common Stock and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company.

      On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCD and the shareholders of ARCD. Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, the Company all of the issued and outstanding common stock of ARCD in exchange for 235,000,000 shares of the Company's Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

      As a result of the share exchange transactions, in October 2005, the Company adopted a new strategy which seeks to integrate race track design and development operations with a professional racing team and a national driving school network to leverage the popularity and growth of the motor sports industry.

      On March 20, 2006, the Board of Directors of the Company, in lieu of a special meeting and pursuant to unanimous written consent, approved a one for one hundred (1-for-100) reverse stock split of the Company's issued and outstanding Common Stock, which became effective on March 30, 2006. On the Effective Date, the Company's issued and outstanding Common Stock was reduced based on the 1-for-100 ratio and the symbol for the Company's common stock quoted on the Pink Sheets was changed to 'ANRC'.

Business Operations

      On October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCI and the shareholders of ARCI, pursuant to which, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's Common Stock and 1,000,000 shares of Series A Preferred Stock. As a result of the Share Exchange Agreement, the shareholders of Fast One, Inc., DJ Motorsports, Inc. and ARCI became the controlling shareholders of the Company. Fast One, Inc. and DJ Motorsports, Inc. were operating entities in the race track design, development and track management.

      We are a holding company for several companies operating in the auto racing and motor sports industries, including:

      Fast One Inc., a consulting group focusing on racetrack design and development, which provides research, evaluation and strategic planning for racetrack build-outs. Fast One's motors ports marketing division also formulates branding platforms, develops advertising and public relations exposure, implements product licensing and merchandising agreements, and provides specialty hospitality packages, such as VIP weekends and on-track activities with celebrity drivers.

      Driving Concepts International, a California-based company provides specialized and unique educational driver training events, which include high-performance driving events at racetracks, competition racing and licensing schools, car control clinics for interest-specific groups, and customized corporate safety programs.

      DJ Motorsports Inc., a Nevada corporation, seeking to develop a signature racing entity that will attract fans and national and international media coverage based on using award-winning driver Davy Jones and Margraf Racing's support equipment, hospitality, team and car presentation to. The team is expected to become a catalyst for business-to-business opportunities.

      The Company intends to operate in the following business areas of the motor sports industry:

            o     Race track design and development;

            o     Race track management;

            o Motor sports marketing, event hosting and sponsorship services;

            o     Product licensing;

            o     Driver development; and

            o     Education driving concepts.

Industry and Marketplace

Motor Sports Industry

      Motor sports are among the most popular and fastest-growing spectator sports in the United States, with annual attendance at all U.S. motor sports events exceeding 20 million people. Racing events often attract huge festival-sized crowds, many times larger than the Super Bowl, World Series games and NBA finals combined. Many races broadcast live on network and cable TV. According to the National Speed Sport News (8/30/00), 240,000 spectators showed up for the "Brickyard 400" at Indianapolis Motor Speedway on 8/6/2006. Stations like ESPN and ESPN2, Speed Channel, ABC, CBS, NBC, FOX, TNT and the Outdoor Channel all regularly broadcast racing events. In recent years, race coverage ratings have grown more than 20%, while those of the NFL and the NBA have shown little or no growth and MLB ratings have actually declined as much as 20% according to Street & Smith's Sports Business Journal(2/13/06).

      Given its high profile, auto racing is no longer just a sport. Management believes that it attracts big business and is one of the strongest marketing vehicles for companies to utilize in investing marketing and advertising dollars. This is the reason more Fortune 500 companies are actively involved in auto racing than any other sport.

      The motor sports racing industry consists of several distinct categories of auto racing, each with its own organizing/sanctioning body, with corresponding sanctioned events. Sanctioning bodies are responsible for all aspects of race management required to conduct a racing event, including: regulating racing, drivers, safety and teams, providing officials to ensure fair competition, and administering the race and series purses and other prize payments. Sanctioning bodies typically derive revenues from merchandising, race sponsorships, television distribution, and membership fees. During the 2004 racing season, approximately $2.0 billion was spent on corporate sponsorships in the motor sports industry, according to IEG Sponsorship Report (Chicago).

      Of the sanctioning bodies in the United States, NASCAR, IRL, NHRA, and Grand Am are among the more well known. The largest auto racing category in the United States, in terms of media exposure and sponsorships, is stock car racing, conducted by the National Association of Stock Car Auto Racing (NASCAR). Until roughly ten years ago, NASCAR events and viewership were predominately confined to the southeastern part of the US. Today, NASCAR races are held, and viewers hail from, all over the country.

      Motor sport events are generally heavily promoted, with a number of supporting events surrounding each main race event. Examples of supporting events include: secondary races, qualifying time trials, practice sessions, driver autograph sessions, automobiles and product expositions, catered parties, and other racing related events designed to maximize the spectator's overall entertainment experience and enhance value to sponsors.

Motor Sports Market

      According to NASCAR's 2005 Team Sponsorship Guide (the "Guide"), racing fans constitute well over one-third of the adult population. NASCAR alone has an estimated 75 million enthusiastic fans. The Guide indicates taht the average age of motor sports fans is 39 and nearly 60% are married, almost 81% have a household income of at least $35,000, and roughly 43% have an annual income above $75,000. Fans, both male and female (who account for approximately 40% of the total viewership), come from all occupations: science and engineering, sales and marketing, business owners and executives, and the trades according to the Guide. Management believes that motor sports fans maintain product and brand loyalty based on the products and services of the sponsors and businesses involved in motor sports.

      Our corporate objective is to service the motor sports market by integrating our racetrack design and development, and motor sports marketing services. We intend to capitalize on our strategic alliances throughout the industry, which have been created over many years, to adequately position us take full advantage of all available business ventures. We anticipate creating long-term value by focusing on building and acquiring racetrack facilities and motor sports companies that will add value for our investors.

      The strength of racing, its widespread appeal, and the ability to reach a large number of people have proven to be a formula for economic success. As a multifaceted motor sports holding company, we intend to position ourselves to capitalize on the future growth of the auto racing industry and its considerable economic rewards.

Motor Sports Sales and Marketing

      We seek to finance new build-outs of multi-venue entertainment facilities and acquire and upgrade existing racing facilities, including taking over certain management contracts with current operating racetracks. We are also interested in obtaining certain professional advanced driving schools which introduce many thousands of people to grass-roots motor sports programs.

      Our project plans will include involvement in many aspects of auto racing and motor sports and will focus on NASCAR type short-oval paved racing tracks. Included within the configuration of certain facilities are: Oval racing, Drag Racing, Drifting, Autocross, Road Racing, Karting, Racing Schools, Motorcross & Supercross, ATV and pee-wee racing.

      All racing venues will produce revenue from competitors paying racecar entree and driver and crew membership fees. Revenue will also come from race event ticket sales, garage passes, food and beverage concessions, VIP suites and hospitality areas including catering, race fan apparel and souvenir concessions, space rentals for life-style expo booths, race program sales and advertising, track signage, event sponsorships and multi-year track naming rights. And, in some cases television, radio and ancillary rights fees. Additional feasibility studies will allow for projects to include additional revenue generating amenities such as hotels, condos, restaurants, retail shops, water-parks, concerts and special events.

      We also assist outside companies in tying into a particular racing organization's intellectual properties and assets and provide other contractual work, including;

      o     Consulting in specific areas of motor sport,

      o Research, evaluate and provide strategic planning for entry into racing,

      o     Formulate high-energy branding platforms to fit motor sports,

      o     Take the initiative for the motor sport program management,

      o     Initiate advertising and public relations exposure,

      o     Develop product licensing and merchandising agreements,

      o     Provide corporate hospitality and VIP race weekend packages, and

      o     Arrange on-track activities with famous celebrity drivers.

Competition

      The motor sports industry is extremely fragmented. There is increased competition in the motor sports field and motor sports racing and entertainment. The field has in the recent past enjoyed vibrant growth of interest. Management believes that increased popular interest in this field has created demand for additional services, such as those provided or intended to be provided by the Company. If these growth trends continue, the Company believes that there should be adequate demand for the Company's services.

      Our competition includes individual track owners and developers, motor sports consultants, local driving schools, professional racing teams, and the many businesses that support these activities, including many different consulting and marketing services. We believe that many of the consulting and marketing service providers are involved in a variety of sports and do not focus on one in particular.

      In regards to the Company's competitive position as compared to other motor sports development companies in this geographic region, management believes that our position is considerably weaker than most other companies because of our limited ability to raise funds. The lack of capital causes the Company to not be able to participate in many projects that are identified.

Government Regulation

      In developing new racing venues and hosting event, we may be subject to certain local (municipal, town or city) noise regulations, which will not adversely affect our business operations.

Employees

      Prior to the share exchange transactions with ARCI and ARCD in October 2005, the Company had one employee, John W. Gandy. Mr. Gandy served as the Company's President and Chief Operating Officer until November 18, 2005.

      As of September 8, 2006, the Company has two employees. Mr. D. Davy Jones is the Company's President and Chief Executive Officer. Mr. Robert A. Koveleski is the Company's Vice-President and Interim Principal Accounting Officer. The Company has entered into formal employment agreements with Messrs. Jones and Koveleski for a term of three years. Each Officer will receive a base salary of $120,000 and will be entitled to a discretionary bonus and stock options to acquire 250,000 shares of our Common Stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

      The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Overview

      On October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCI and the shareholders of ARCI, pursuant to which, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's Common Stock and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company.

      On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCD and the shareholders of ARCD. Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, ARC the issued and outstanding common stock of ARCD in exchange for 235,000,000 shares of the Company's Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

      As a result of the share exchange transactions, the Company adopted a new strategy which seeks to integrate race track design and development operations with a professional racing team and a national driving school network to leverage the popularity and growth of the motor sports industry.

      On March 20, 2006, the Board of Directors of the Company, in lieu of a special meeting and pursuant to unanimous written consent, approved a one for one hundred (1-for-100) reverse stock split of the Company's issued and outstanding, which became effective on March 30, 2006. On the Effective Date, the Company's issued and outstanding Common Stock was reduced based on the 1-for-100 ratio and the new symbol for the Company was changed to 'ANRC'.

Plan of Operation

      The Company's plan of operations which seeks to integrate race track design and development operations with a professional racing team and a national driving school network to leverage the popularity and growth of the motor sports industry.

      For the next 12 months, the Company anticipates that it will need $2,500,000 to fund event and administrative operations and provide working capital, in addition to funding necessary to acquire and develop race track projects. The Company will seek debt financing to launch any new race track projects and will seek equity funding or a combination of debt/equity financing for operations.

Results of Operations

      For the Three Months Ended June 30, 2006 Compared to the Three Months Period Ended June 30, 2005

      Revenues

      Revenue for the three months ended June 30, 2006, was $15,367, a decrease of $ 14,611, from $29,978 in revenues for the same period ended June 30, 2005. The decrease of 49% in revenues in 2006 was attributable to management spending most of its efforts on fund raising rather than consulting.

      Operating Expenses

      Operating expenses for the three months ended June 30, 2006 were $33,741, as compared to $30,093, for the three months ended June 30, 2005, or a 12% increase. Operating expenses in 2006 consisted of $200 in consulting and professional fees and $33,541 in general and administrative expenses.

      Net Income (loss)

      The Company had a net loss of $18,374 for the three months ended June 30, 2006, as compared to a net loss of $115 for the three months ended June 30, 2005. The increased loss of $14,611, or 127%, was mostly attributable to the lack of sales from consulting services.

      For the Six Months Ended June 30, 2006, Compared to the Six Months Ended June 30, 2005

      Revenues

      Revenue for the six months ended June 30, 2006, was $16,247, a decrease of $ 30,134, from $46,381 in revenues for the same period ended June 30, 2005. The decrease of 65% in revenues in 2006 was attributable to management spending most of its efforts on fund raising rather than consulting.

      Operating Expenses

      Operating expenses for the six months ended June 30, 2006, were $59,741, as compared to $55,855, for the six months ended June 30, 2005, or a 7% increase. Operating expenses in 2006 consisted of $1,763 in consulting and professional fees and $57,978 in general and administrative expenses.

      Net Income (loss)

      The Company had a net loss of $43,494 for the six months ended June 30, 2006, as compared to a net loss of $9,474 for the six months ended June 30, 2005. The increased loss of $34,020, or 359% was mostly attributable to the lack of sales from consulting services.

      For the Year Ended December 31, 2005, Compared to the Year Ended December 31, 2004

      Revenues

      Revenue for the year ended December 31, 2005, was $88,989 an increase of $47,063, or 12.25% as compared to $41,926 in revenue for the year ended December 31, 2004. The increase in revenues in 2005 was attributable to increased contracts for consulting services in DJ Motorsports, Inc. The Company anticipates revenues for the fiscal year ending 2006 to consist consulting fees to the motor sports industry.

      Operating Expenses

      Operating expenses for the year ended December 31, 2005 were $209,624, or 235% of revenue as compared to December 31, 2004, where operating expenses were $45,015, or 107% of revenue. Operating expenses in 2004 consisted of $49,650 in legal and professional fees, $25,000 in salaries and wages and $131,940 in general and administrative expenses. The increase of $164,509 from 2004 to 2005 was almost entirely attributable to increased activity to develop our motor sports consulting business.

      Net Income

      The Company had a net loss of $120,635 for the fiscal year ended December 31, 2005, as compared to a net loss of $3,089 for the fiscal year ended December 31, 2004. This increase of 380% was mostly attributable to increased activity to develop the Company's motor sports consulting business.

Liquidity and Capital Resources

      The Company's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred losses since inception. The Company incurred a net loss of $43,494 and a net loss of $9,474 for the six months ended June 30, 2006 and 2005, respectively, and has an accumulated deficit of $218,934 at June 30, 2006. As of June 30, 2006, we had assets of $573 and liabilities of $216,365 creating a working capital deficiency of $215,792. The Company currently has approximately $573 in cash and cash equivalents as of June 30, 2006. The Company incurred a net loss from operations of $120,635 and a net loss of $3,089 for the years ended December 31, 2005 and December 31, 2004, respectively, and had an accumulated deficit of $175,440 at December 31, 2005. As of December 31, 2004, the Company had assets of $1,167 and liabilities of $173,465, a difference of $172,298. Management recognizes that the Company must generate or obtain additional capital to enable it to continue operations. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company's obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

      Since October 2005, any shortfall in working capital has been met through advances from the Company's President, Davy Jones. Prior to October 2005, other shareholders have advanced funds to pay expenses incurred by the Company from time to time. The majority of our liabilities, $131,201, are accounts payable. Notes payable to related parties of $57,664 are also included in our liabilities. As of June 30, 2006, the Company had notes payable totaling $57,664 to Mr. Jones' affiliate entities for funds advanced. As of June 30, 2005, the Company had a note payable in the amount of $7,027 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc. As of December 31, 2005, the Company had notes payable totaling $60,764 to Mr. Jones' affiliate entities for funds advanced. As of December 31, 2005, the Company had a note payable in the amount of $10,127 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc.

      For the six months ended June 30, 2006, the Company was provided net cash from its operations of $2,294, no cash was used in investing activities and had $350 in cash used in financing activities in the proceeds of notes payable.

      Cash used by operating activities was $37,630 for the year ended December 31, 2005, compared to cash provided of $4,888 for 2004. The increase in cash used was due primarily to the development of our motor sports consulting business.

      Cash provided by financing activities was $38,377 during fiscal year 2005, compared to cash provided by financing activities of $1,730 during the same period in 2004. This difference was mainly due to an increase in loan proceeds in 2005.

Recent Financing

      On July 25, 2006, we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC. Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $2,000,000 in callable convertible secured notes (the "Notes") and (ii) warrants to purchase 10,000,0000 shares of our Common Stock.

      Pursuant to the Securities Purchase Agreement, the Investors will purchase the Notes and Warrants in three tranches as set forth below:

            1. At closing on July 26, 2006 ("Closing"), the Investors purchased Notes aggregating $700,000 and warrants to purchase 10,000,0000 shares of our common stock;

            2. Upon the filing of this registration statement registering the shares of common stock underlying the Notes ("Registration Statement"), the Investors will purchase Notes aggregating $600,000; and,

            3. Upon effectiveness of the Registration Statement, the Investors will purchase Notes aggregating $700,000.

      The Notes carry an interest rate of 6% and a maturity date of July 25, 2009. The notes are convertible into our common shares at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing.

      At our option, we may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $.25 per share. In addition, in the event that the average daily price of the common stock, as reported by the reporting service, for each day of the month ending on any determination date is below $.25, we may prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

      We simultaneously issued to the Investors seven year warrants to purchase 10,000,000 shares of our common stock at an exercise price of $.30.

      The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of the Company's common stock such that the number of shares of the Company's common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company's common stock.

      We are committed to filing an SB-2 Registration Statement with the SEC by September 8, 2006, within forty five (45) days from the Closing Date. We will receive the second tranche of the funding when the SB-2 is filed with the SEC and the third and final tranche of the funding when the SB-2 is declared effective by the SEC. There are penalty provisions for us should the filing not become effective within one hundred thirty five (135) days from the Closing Date. The notes are secured by all of our assets to the extent of the outstanding note.

Critical Accounting Policies and Estimates

      Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

      Our significant accounting policies are summarized in the footnotes to our audited and reviewed financial statements. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

Going Concern

      As reflected in the Company's Financial Statements which accompany this Prospectus, our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities and commitments in the normal course of business. In the near term, we expect operating costs to continue to exceed funds generated from operations. As a result, we expect to continue to incur operating losses and we may not have sufficient funds to grow our business in the future. We can give no assurance that we will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

      To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors, and our two employees, D. Davy Jones, President and Chief Executive Officer, and Robert A. Koveleski, Vice-President and Interim Principal Accounting Officer.

      We incurred a net loss from operations of $120,635 and $3,089 for the years ended December 31, 2005 and 2004, and have an accumulated deficit of $175,440.

Revenue Recognition

      The Company recognizes revenue when services have been provided and collection is reasonably assured.

Stock-Based Compensation

      The Company has traditionally accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, no compensation cost is recognized in the financial statements, when options granted under those plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company issued no compensatory options to its employees during the years ended December 31, 2005 and 2004.

      In December 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, although this statement had no effect on the Company's 2005 financial statements.

Principles of Consolidation

      On October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARCI and the shareholders of ARCI, pursuant to which, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's Common Stock and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company. The shareholders of Fast One, Inc., DJ Motorsports, Inc. and ARCI became the controlling shareholders of the Company. Accordingly, the financial statements of Fast One, Inc., DJ Motorsports, Inc. and ARCI are presented as the historical financial statements of the Company. The consolidated financial statements shown in this report include the historical operating information of the Fast One, Inc., DJ Motorsports, Inc. and ARCI.

      All intercompany transactions have been eliminated.

Off-Balance Sheet Arrangements

      We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as "special purpose entities" (SPEs).

New Accounting Pronouncements

      In May 2005, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards ("SFAS, No. 154"), "Accounting Changes and Error Corrections," which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements -- An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on our consolidated financial position, results of operations, or cash flows.

      In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of non-monetary assets. The guidance in APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion; however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on our financial statements.

      In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensations." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Management believes the adoption of this statement will have no impact our financial statements.

      In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 151, "Inventory Costs-- an amendment of ARB No. 43, Chapter 4". This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this statement had no material impact on the Company.

                             DESCRIPTION OF PROPERTY

      We do not own real property. The Company's corporate offices are located in the home of the Company's President in Gardnerville, Nevada at no charge to the Company. The Company is currently seeking to relocate into a new executive office.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

      Except as indicated below, and for the periods indicated, there were no material transactions, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

      On July 18, 2006, we entered into a consulting agreement with Lionheart Associates d/b/a Fairhills Capital ("Lionheart"), pursuant to which we issued to Lionheart an aggregate of 8,000,000 shares of our restricted common stock. Edward J. Bronson, Esq. is the Managing Member of Lionheart and has sole voting and investment control over these shares.

      On July 18, 2006, we entered into a consulting agreement with SW International, LLC, pursuant to which we issued to SW International an aggregate of 12,000,000 shares of our restricted common stock. A. Robert Koveleski is the Managing Member of SW International and has sole voting and investment control over these shares.

      Since October 2005, any shortfall in working capital has been met through advances from the Company's President, Davy Jones. Prior to October, 2005, other shareholders have advanced funds to pay expenses incurred by the Company from time to time. As of June 30, 2006, the Company had notes payable totaling $57,664 to Mr. Jones' affiliate entities for funds advanced. As of June 30, 2005, the Company had a note payable in the amount of $7,027 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc. As of December 31, 2005, the Company had notes payable totaling $60,764 to Mr. Jones' affiliate entities for funds advanced. As of December 31, 2005, the Company had a note payable in the amount of $10,127 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc.

      Since October 2005, Mr. Jones has permitted us to use his home located in Gardnerville, Nevada free of charge as our corporate offices.

Indebtedness of Management

      There were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Transactions with Promoters

      There have no material transactions between us and our promoters or founders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

      Our common stock is currently traded on the Pink Sheets under the symbol "ANRC". The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years. These quotations as reported by the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

                                          Closing Bid
                                       ------------------
YEAR 2004                              High Bid   Low Bid
------------------------------------   --------   -------
1st Quarter Ended March 31              $0.010    $0.0050
2nd Quarter Ended June 30               $0.005    $0.0020
3rd Quarter Ended September 31          $0.007    $0.0010
4th Quarter Ended December 31           $0.016    $0.0023

YEAR 2005                              High Bid   Low Bid
------------------------------------   --------   -------
1st Quarter Ended March 31              $0.0045   $0.0023
2nd Quarter Ended June 30               $ 0.005   $0.0020
3rd Quarter Ended September 31          $ 0.082   $0.0033
4th Quarter Ended December 31           $ 0.110   $0.0071

YEAR 2006                              High Bid   Low Bid
------------------------------------   --------   -------
1st Quarter Ended March 31              $0.013    $0.003
March 30 to March 31 (after 1 for
  100 reverse split)                    $0.310    $0.250
3rd Quarter Ended June 30, 2006         $0.300    $0.180
Period ended September 8, 2006          $0.400    $0.250

Holders

      As of September 8, 2006 in accordance with our transfer agent records, we had 93 shareholders of record. Such shareholders of record held 27,791,398 shares of our common stock.

Dividends

      Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

      The following summary compensation table sets forth all compensation paid by us during the fiscal years ended December 31, 2006, 2005 and 2004 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                -------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS
                                 -------------------------------   RESTRICTED    SECURITIES    PAYOUTS
                                                    OTHER ANNUAL     STOCK       UNDERLYING      LTIP      ALL OTHER
   NAME AND PRINCIPAL             SALARY    BONUS   COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
        POSITION          YEAR      ($)      ($)         ($)          ($)           (#)          ($)          ($)
-----------------------   ----   --------   -----   ------------   ----------   ------------   -------   ------------
D. Davy Jones(1)          2006   $ 12,500       0              0            0             --        --             --
President and Chief       2005          0       0              0            0             --        --             --
Executive Officer
                          2004          0       0              0            0             --        --             --

A. Robert Koveleskis(2)   2006   $ 12,500       0              0            0             --        --             --
Vice President and        2005          0       0              0            0             --        --             --
Interim Principal
Accounting Officer
                          2004          0       0              0            0             --        --             --

John W. Gandy(3)          2006          0       0              0            0             --        --             --
President and Chief       2005   $105,000       0              0            0             --        --
Executive Officer
                          2004   $ 15,000       0              0            0             --        --

Ron Hendrix(4)            2006          0       0              0            0             --        --
Chief Financial Officer   2005          0       0              0            0             --        --
                          2004          0       0              0            0             --        --             --

(1) Mr. D. Davy Jones has served as the Company's President and Chief Executive Officer since October 2005. In July 2006, Mr. Jones and the Company entered into an oral agreement whereby Mr. Jones would receive an annual salary of $120,000, which compensation would commence upon the Company's obtaining funding. On July 25, 2006, upon the Company obtaining funding, Mr. Jones received $12,500 in compensation. The Company has entered into an employment agreement with Mr. Jones, effective September 8, 2006, for a term of three years and providing for an annual salary of $120,000, a discretionary bonus, and stock options to acquire 250,000 shares of our Common Stock.


(2) Mr. A. Robert Koveleski has served as the Company's Vice-President and Interim Principal Accounting Officer since October 2005. In July 2006, Mr. Koveleski and the Company entered into an oral agreement whereby Mr. Koveleski would receive an annual salary of $120,000, which compensation would commence upon the Company's obtaining funding. On July 25, 2006, upon the Company obtaining funding, Mr. Koveleski received $12,500 in compensation. The Company has entered into an employment agreement with Mr. Koveleski, effective September 8, 2006, for a term of three years and providing for an annual salary of $120,000, a discretionary bonus, and stock options to acquire 250,000 shares of our Common Stock.


(3) Mr. John W. Gandy resigned as President and Director of the Company. During Mr. Gandy's tenure with the Company, he served as the Company's President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Gandy in 2003, which was subsequently terminated in 2005. Mr. Gandy was to receive an annual salary of $100,000 with a 5% increase each year to a maximum of $125,000, if the Company had a profit in the previous year. Beginning July 1, 2003, Mr. Gandy informed the Board of Directors that he would forego any additional salary accruals until such time as the Company improved its financial position. In 2004, the Board of Directors voted to reinstate Mr. Gandy's salary beginning January 31, 2005 and to pay him an accrued salary of $15,000 for the fourth quarter of 2004. In 2005, Mr. Gandy's salary was $105,000, of which he received $26,250 per quarter, and a pro rata amount up to his resignation from the Company. Mr. Gandy resigned as President and Director of the Company on November 18, 2005.

(4) On November 18, 2005, Mr. Ron E. Hendrix resigned as Chief Financial Officer and Director of the Company. During his tenure with the Company, Mr. Hendrix was not compensated and spent a limited amount of time in the business.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during the fiscal year ended December 31, 2005, and the subsequent period up to the date of the filing of this Prospectus.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during the fiscal year ended December 31, 2005, the first, second and third quarters of 2006, and the subsequent period up to the date of the filing of this Prospectus, by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan ("LTIP") Awards Table. There were no awards made to a named executive officer in the last completed fiscal year, the first, second and third quarters of 2006, and the subsequent period up to the date of the filing of this Prospectus, under any LTIP.

Employment Agreements

      The Company has entered into formal employment agreements with its officers D. Davy Jones, President and Chief Executive Officer, and A. Robert Koveleski, Vice-President and Interim Principal Accounting Officer. The term of the agreements is for three years and each officer will receive a base salary of $120,000. Each officer is also entitled to a discretionary bonus and stock options to acquire 250,000 shares of our Common Stock.

Compensation Pursuant To Plans

      For the fiscal year ended December 31, 2005, and the subsequent period up to the date of the filing of this Prospectus, the Company did not adopt any plans, and therefore there is no compensation to the Company's executives pursuant to a stock option plan or any other plans.

Compensation of Directors

      For the fiscal year ended December 31, 2005, and the subsequent period up to the date of the filing of this Prospectus, the Company did not compensate directors for their services.

Termination of Employment and Change of Control Arrangement

      The Company does not have compensatory plans or arrangements, including payments to be received from the Company, with respect to any persons which would in any way result in payments to any person because of his/her resignation, retirement, or other termination of such person's employment by the Company, or any change in our control, or a change in the person's responsibilities following a changing in the Company's control.

                              FINANCIAL STATEMENTS


                     INDEX TO FINANCIAL STATEMENTS AND NOTES


December 31, 2005 and 2006 (Audited)
Report of Independent Registered Public Accounting Firm...................  F-2
Balance Sheets as of December 31, 2005 and 2004...........................  F-3
Statements of Operations for the years ended December 31, 2005 and 2004 ..  F-4
Statement of Stockholders' Equity (Deficit)...............................  F-5
Statements of Cash Flows for the years ended December 31, 2005 and 2004...  F-6
Notes to Financial Statements ............................................  F-7
June 30, 2006 and 2005 (Unaudited)
Consolidated Balance Sheets...............................................  F-11
Consolidated Statements of Operations.....................................  F-12
Consolidated Statements of Cash Flows.....................................  F-14
Notes to Consolidated Financial Statements................................  F-15

                         MOORE & ASSOCIATES, CHARTERED
                            ACCOUNTANTS AND ADVISORS
                                PCAOB REGISTERED

      REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
American Racing Capital, Inc and subsidiaries
Las Vegas, Nevada

We have audited the accompanying balance sheet of American Racing Capital, Inc and subsidiaries as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity and cash flows through December 31, 2004 and 2005 and the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Racing Capital, Inc and subsidiaries as of December 31, 2004 and 2005 and the results of its operations and its cash flows through December 31, 2004 and 2005 and the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's net losses and accumulated deficit as of December 31, 2004 and 2005 raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
August 17, 2006

               2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
                       (702) 253-7511 Fax (702) 253-7501

                          AMERICAN RACING CAPITAL, INC.
                                 Balance Sheets

                                     ASSETS


                                                                                   December 31,
                                                                             ----------------------
                                                                                2005        2004
                                                                             ---------    ---------
CURRENT ASSETS

     Cash                                                                    $     379    $     551
                                                                             ---------    ---------
            Total Current Assets                                                   379          551
                                                                             ---------    ---------
FIXED ASSETS, net                                                                  788        2,903
                                                                             ---------    ---------
            TOTAL ASSETS                                                     $   1,167    $   3,454
                                                                             =========    =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

     Accounts payable and accrued expenses                                   $  86,201    $   3,330
     Notes payable                                                              26,500           --
     Notes payable - related parties                                            60,764       50,887
                                                                             ---------    ---------
            Total Current Liabilities                                          173,465       54,217
                                                                             ---------    ---------
            TOTAL LIABILITIES                                                  173,465       54,217
                                                                             ---------    ---------
STOCKHOLDERS' EQUITY (DEFICIT)

     Preferred stock: 2,000,000 shares authorized;
      $0.001 par value; 2,000,000 and -0- shares issued and
      outstanding, respectively                                                  2,000           --
     Common stock; 25,100 shares authorized,
      $1.00 par value; 4,042 shares
      issued and outstanding                                                        --        4,042
     Common stock; 500,000,000 shares authorized,
      $0.001 par value; 4,991,398 shares
      issued and outstanding                                                     4,991           --
     Additional paid-in capital (deficit)                                       (3,849)          --
     Deficit accumulated during the development stage                         (175,440)     (54,805)
                                                                             ---------    ---------
            Total Stockholders' Equity (Deficit)                              (172,298)     (50,763)
                                                                             ---------    ---------
            TOTAL LIABILITIES AND STOCKHOLDERS'
             EQUITY (DEFICIT)                                                $   1,167    $   3,454
                                                                             =========    =========

              The accompanying notes are an integral part of these
                             financial statements.

                          AMERICAN RACING CAPITAL, INC.
                            Statements of Operations


                                           For the Years Ended
                                               December 31,
                                       --------------------------
                                          2005            2004
                                       -----------    -----------
REVENUES                               $    88,989    $    41,926
                                       -----------    -----------
OPERATING EXPENSES

     Legal and professional                 49,650          8,025
     Depreciation                            3,034          4,647
     Salaries and wages                     25,000         18,121
     General and administrative            131,940         14,222
                                       -----------    -----------
            Total Operating Expenses       209,624         45,015
                                       -----------    -----------
LOSS FROM OPERATIONS                      (120,635)        (3,089)
                                       -----------    -----------
NET LOSS                               $  (120,635)   $    (3,089)
                                       ===========   ===========
BASIC LOSS PER SHARE                   $     (0.03)   $     (0.87)
                                       ===========   ===========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                      4,516,513          3,547
                                       ===========   ===========

              The accompanying notes are an integral part of these
                             financial statements.

                         AMERICAN RACING CAPITAL, INC.
                  Statements of Stockholders' Equity (Deficit)



                                   Preferred Stock        Common Stock          Additional
                              ---------------------   ---------------------     Paid In    Accumulated
                                Shares       Amount    Shares       Amount      Capital      Deficit
                              ---------   ---------   ---------   ---------    ---------    ---------

Balance, January 1, 2004             --   $      --       3,042   $   3,042    $      --    $ (51,716)

Common shares issued                 --          --       1,000       1,000           --           --

Net loss for the year ended
 December 31, 2004                   --          --          --          --           --       (3,089)
                              ---------   ---------   ---------   ---------    ---------    ---------
Balance, December 31, 2004           --          --       4,042       4,042           --      (54,805)
Common shares issued                 --          --       2,000       2,000           --           --
Recapitalization              2,000,000       2,000   4,985,356      (1,051)      (3,849)          --
Net loss for the year ended
 December 31, 2005                   --          --          --          --           --     (120,635)
                              ---------   ---------   ---------   ---------    ---------    ---------

Balance, December 31, 2005    2,000,000   $ 2,000     4,991,398   $   4,991    $  (3,849)   $(175,440)
                              =========   =========   =========   =========    =========    =========

                          The accompanying notes are an
                  integral part of these financial statements.

                          AMERICAN RACING CAPITAL, INC.
                            Statements of Cash Flows

                                                          For the Years Ended
                                                             December 31,

                                                            2005          2004

  CASH FLOWS FROM OPERATING ACTIVITIES

    Net loss                                             $(120,635)   $  (3,089)
     Adjustments to reconcile net loss to
     net cash used by operating activities:
     Depreciation expense                                    3,034        4,647
     Changes in operating assets and liabilities:
     Increase in accounts payable                           79,971        3,330
                                                         ---------    ----------
                 Net Cash Provided (Used) by Operating
                  Activities                               (37,630)       4,888
                                                         ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES

    Purchase of fixed assets                                  (919)      (6,565)
                                                         ---------    ----------
                 Net Cash Used by Investing
                  Activities                                  (919)      (6,565)
                                                         ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from notes payable - related parties            9,877          730
    Proceeds from notes payable                             26,500
    - Common stock issued for cash                           2,000        1,000
                                                         ---------    ----------
                 Net Cash Provided by Operating
                  Activities                                38,377        1,730
                                                         ---------    ----------
           NET (DECREASE) INCREASE IN CASH                    (172)          53

           CASH AT BEGINNING OF YEAR                           551          498
                                                         ---------    ----------
           CASH AT END OF YEAR                           $     379    $     551
                                                         =========    ==========
           CASH PAID FOR:
                 Interest                                $      --    $      --
Taxes                                                    $      --    $      --

              The accompanying notes are an integral part of these
                             financial statements.

                   AMERICAN RACING CAPITAL, INC. Notes to the
                 Financial Statements December 31, 2005 and 2004

  NOTE 1 - NATURE OF ORGANIZATION

            a. Organization and Business Activities

            The Company was incorporated on June 23, 1999, in the State of Nevada, as Mega Health Corporation. On June 23, 1999 the name of the corporation was changed to Altrimega Health Corporation. On September 30, 2005, the Company changed its name to Creative Holdings & Marketing, Inc. Finally, on October 3, 2005 the Company changed its name to American Racing Capital, Inc.

            American Racing Capital, Inc. (ARC), is a holding company for several companies within the autoracing/motorsports industry. The Company specializes in race track management, design, and development, and also performs motorsports marketing, product licensing and driver development services.

            These consolidated financial statements represent the results of operations of American Racing Capital, Inc., and its wholly-owned subsidiaries Fast One, Inc., DJ Motorsports, Inc., and ARC, Inc.

            b. Depreciation

            The cost of the Company's fixed assets is being depreciated over the estimated useful lives of the assets, which ranges from five to seven years. Depreciation is computed using the straight-line method, and commences when the assets are placed in service.

            The following is a summary of the Company's major categories of property and equipment at December 31, 2005:

            Office equipment                            $     64,500
            Less accumulated depreciation                    (63,712)
                                                           ----------
                                                        $        788

            c. Accounting Method

            The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

            d. Cash and Cash Equivalents

            For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

            e. Revenue Recognition

            The Company recognizes revenue when services have been provided and collection is reasonably assured.

                   AMERICAN RACING CAPITAL, INC. Notes to the
                 Financial Statements December 31, 2005 and 2004

NOTE 1 - NATURE OF ORGANIZATION (Continued

            f. Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            g. Organization Costs

            The Company has expensed the costs of its incorporation.

            h. Advertising

            The Company follows the policy of charging the costs of advertising to expense as incurred.

            i. Basic Loss Per Share

            The Computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                For the year ended        For the year ended
                                 December 31, 2005         December 31, 2004
                                   -----------              -----------

            Loss (numerator)       $  (120,635)             $    (3,089)
            Shares (denominator)     4,516,513                    3,547
                                   -----------              -----------

            Per share amount       $     (0.03)             $     (0.87)
                                    ===========              ===========

            j. Newly Issued Accounting Pronouncements

            During the year ended December 31, 2005, the Company adopted the following accounting pronouncements:

            In May 2005, the Financial Accounting Standards Board, issued Statement of Financial Accounting Standards ("SFAS, No. 154"), "Accounting Changes and Error Corrections," which replaces Accounting Principles Board Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements -- An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2005. The Company does not expect SFAS No. 154 to have a material impact on our consolidated financial position, results of operations, or cash flows.

                   AMERICAN RACING CAPITAL, INC. Notes to the
                 Financial Statements December 31, 2005 and 2004

NOTE 1 - NATURE OF ORGANIZATION (Continued)

      j. Newly Issued Accounting Pronouncements (Continued)

      In February 2006, the FASB issued Statement No. 155, "Accounting for Certain Hybrid Financial Instruments", an amendment of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" and FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after September 15, 2006. Management does not anticipate this Statement will impact the Company's consolidated financial position or consolidated results of operations and cash flows.

      In March 2006, the FASB issued Statement No. 156, "Accounting for Servicing of Financial Assets", an amendment of FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement amends Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective for accounting changes and corrections of errors made in fiscal periods that begin after September 15, 2006. Management does not anticipate this Statement will impact the Company's consolidated financial position or consolidated results of operations and cash flows.

NOTE 2 - GOING CONCERN

      The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has generated significant losses from operations.

      In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources and developing a consistent source of revenues. Management's plans include raising additional operating funds from the private placement of shares of its common stock.

      The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                   AMERICAN RACING CAPITAL, INC. Notes to the
                 Financial Statements December 31, 2005 and 2004

NOTE 3 - SIGNIFICANT EVENTS

      The Company entered into a Share Exchange Agreement, dated October 17, 2005, by and among the Company, American Racing Capital, Inc., a Nevada corporation ("ARCI") and the shareholders of ARCI (the "ARCI Shareholders"). Pursuant the Share Exchange Agreement, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 1,500,000 shares of the Company's common stock, par value $0.001 (the "Common Stock") and 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The 1,000,000 shares of Series A Preferred Stock can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, and upon the filing of the required Plan and Exchange with the Secretary of State of the State of Nevada on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company. On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARC Development Corporation, a Nevada corporation ("ARCD") and the shareholders of ARCD (the "ARCD Shareholders"). Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, ARC the issued and outstanding common stock of ARCD in exchange for 2,350,000 shares of the Company's Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, and upon the filing of the required Plan and Exchange with the Secretary of State of the State of Nevada on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

      The shareholders of ARCI and ARCD became the controlling shareholders of the Company after the acquisitions. Accordingly, the acquisitions are accounted for as a recapitalization of ARCI and ARCD, whereby the historical financial statements of the ARCI and ARCD became the historical financial statements of the company.

      On March 15, 2006, the Company elected to reverse-split its common stock on a 100 shares for one share basis. All references to common stock within these financial statements have been retroactively restated so as to incorporate the effect of this reverse stock-split.

                 AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2006
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS
  Cash                                                                $     573
                                                                      ---------
    Total Current Assets                                                    573
                                                                      =========
  PROPERTY AND EQUIPMENT, net                                                --
                                                                      ---------
    TOTAL ASSETS                                                      $     573
                                                                      =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable - related parties                                     $  57,664

  Notes payable                                                          27,500
  Accounts payable and accrued expenses                                 131,201
                                                                      ---------
    Total Current Liabilities                                           216,365
                                                                      ---------
COMMITMENTS AND CONTINGENCIES                                                --

STOCKHOLDERS'  EQUITY (DEFICIT)
  Preferred stock 10,000,000 shares authorized at $0.001 par value;
    2,000,000 shares issued and outstanding                               2,000
Common stock 500,000,000 shares authorized at $0.001 par value;
      4,991,398 shares issued and outstanding                                --
                                                                          4,991
  Additional paid in capital (deficit)                                   (3,849)
  Accumulated deficit                                                  (218,934)
                                                                      ---------
    Total Stockholders' Equity (Deficit)                               (215,792)
                                                                      ---------
    TOTAL LIABILITIES & STOCKHOLDERS EQUITY (DEFICIT)                 $     573
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                 AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE THREE MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)

                                                      June 30,       June 30,
                                                        2006           2005
                                                    -----------     -----------
SALES                                               $    15,367     $    29,978
COST OF SALES                                                --              --
                                                    -----------     -----------
  Gross Profit                                           15,367          29,978
                                                    -----------     -----------
EXPENSES
  Consulting and professional fees                          200          11,478
  Administrative                                         33,541          18,615
                                                    -----------     -----------
    TOTAL EXPENSES                                       33,741          30,093
                                                    -----------     -----------
Income (loss) from operations                           (18,374)           (115)

OTHER INCOME (EXPENSE)
  Interest expense                                           --              --
  Other income                                               --              --
                                                    -----------     -----------
    TOTAL OTHER (EXPENSE)                                    --              --
                                                    -----------     -----------
Income (loss) from operations                           (18,374)           (115)
Income (loss) - before provision for income taxes       (18,374)           (115)
                                                    -----------     -----------
Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income (loss)                                   $   (18,374)    $      (115)
                                                    ===========     ===========
NET LOSS PER COMMON SHARE
  Basic and diluted                                 $     (0.00)    $     (0.00)
                                                    -----------     -----------
WEIGHTED AVERAGE  OUTSTANDING SHARES
  Basic and diluted                                   4,991,398         491,398
                                                    -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                 AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)

                                                     June 30,        June 30,
                                                       2006            2005
                                                    -----------     -----------
SALES                                               $    16,247     $    46,381

COST OF SALES                                                --              --
                                                    -----------     -----------
  Gross Profit                                           16,247          46,381
                                                    -----------     -----------
EXPENSES
  Consulting and professional fees                        1,763          27,333
  Administrative                                         57,978          28,522
                                                    -----------     -----------
    TOTAL EXPENSES                                       59,741          55,855
                                                    -----------     -----------
Income (loss) from operations                           (43,494)         (9,474)

OTHER INCOME (EXPENSE)
  Interest Expense                                           --              --
  Other income                                               --              --
                                                    -----------     -----------
    TOTAL OTHER (EXPENSE)                                    --              --
                                                    -----------     -----------
Income (loss) from operations                           (43,494)         (9,474)
                                                    -----------     -----------
Income (loss) - before provision for income taxes       (43,494)         (9,474)
                                                    -----------     -----------
Provision for income taxes                                   --              --
                                                    -----------     -----------
Net income (loss)                                   $   (43,494)    $    (9,474)
                                                    ===========     ===========
NET LOSS PER COMMON SHARE
  Basic and diluted                                 $     (0.01)    $     (0.02)
                                                    -----------     -----------
WEIGHTED AVERAGE  OUTSTANDING SHARES
  Basic and diluted                                   4,991,398         491,398
                                                    -----------     -----------

   The accompanying notes are an integral part of these financial statements.

                 AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (Unaudited)

                                                             June 30,     June 30,
                                                               2006         2005
                                                             --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                          $(43,494)    $ (9,474)
  Adjustments to reconcile net loss to net cash provided
    by operating activities
      Depreciation                                                788        1,516

  Changes in operating assets and liabilities
    Accounts receivable                                            --           --
    Accounts receivable-related party                              --           --
    Accounts payable-related                                       --           --
    Accounts payable                                           45,000        2,407
    Cash overdraft                                                 --           --
    Other assets                                                   --           --
      Net Cash from Operations                                  2,294       (5,551)
                                                             --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES                               --           --
                                                             --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable-related parties                   750        7,000
    Proceeds from notes payable                                 1,000           --
    Payments on notes payable-related parties                  (2,100)          --
                                                             --------     --------
      Net cash provided (used) by financing activities           (350)       7,000
                                                             --------     --------
  Net Increase (decrease) in Cash                                 194        1,449
  Cash at Beginning of Period                                     379          551
                                                             --------     --------
  Cash at End of Period                                      $    573     $  2,000
                                                             ========     ========
  Supplemental disclosure of cash flow information
      Cash paid for interest                                 $     --     $     --
                                                             --------     --------
      Cash paid for income taxes                             $     --     $     --
                                                             --------     --------

   The accompanying notes are an integral part of these financial statements.

                  AMERICAN RACING CAPITAL, INC. AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2006
                                   (Unaudited)

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2005 of American Racing Capital, Inc. and subsidiaries (the "Company" or "ARC").

The interim financial statements present the condensed balance sheet, statements of operations and cash flows of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of June 30, 2006 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has generated significant losses from operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources and developing a consistent source of revenues. Management's plans include raising additional operating funds from private placements of shares of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Employee stock based compensation - In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, "Accounting for Stock-Based Compensation". SFAS No. 153 amends the transition and disclosure provisions of SFAS No. 123. This statement supersedes APB Opinion No.25, Accounting for Stock Issued to employees, and its related implementation guidance. This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award--the requisite service period (usually the vesting period). For stock options and warrants issued to non-employees, the Company applies Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes Option Pricing Model.

The Company issued no stock and granted no warrants or options to employees for compensation for the six months ended June 30, 2006.

4.    RELATED PARTY TRANSACTIONS

Accounts payable - related parties - As of June 30, 2006, the Company has notes payable totaling $57,664 to Mr. Jones' affiliate entities for funds advanced. As of June 30, 2005, the Company has a note payable in the amount of $7,027 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc.

5.    SIGNIFICANT EVENTS

On August 25, 2005, the Company filed a Certificate of Amendment to the Articles of Incorporation of the Company with the Secretary of State of the State of Nevada to increase the authorized number of shares of capital from 50,000,000 to 500,000,000. On October 3, 2005, the Company filed a Certificate of Amendment to the Articles of Incorporation of the Company with the Secretary of State of the State of Nevada to change the corporate name from `Creative Holdings & Marketing Corporation' to `American Racing Capital, Inc.'

The Company entered into a Share Exchange Agreement, dated October 17, 2005, by and among the Company, American Racing Capital, Inc., a Nevada corporation ("ARCI") and the shareholders of ARCI (the "ARCI Shareholders"). Pursuant the Share Exchange Agreement, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company's common stock, par value $0.001 (the "Common Stock") and 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"). The 1,000,000 shares of Series A Preferred Stock can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company.

On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARC Development Corporation, a Nevada corporation ("ARCD") and the shareholders of ARCD (the "ARCD Shareholders"). Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, ARC the issued and outstanding Common Stock of ARCD in exchange for 235,000,000 shares of the Company's Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

On November 18, 2005, the Company's Board of Directors appointed D. Davy Jones as President and Chief Executive Officer and Director and Robert Koveleski as Secretary and Director. On November 18, 2005, John W. Gandy resigned as President and Chief Executive Officer and Director of the Company. Also on November 18, 2005, Ron E. Hendrix resigned as Secretary and Director and John F. Smith, III resigned as Director of the Company.

On March 20, 2006, the Board of Directors of the Company, in lieu of a special meeting and pursuant to unanimous written consent, approved a one for one hundred (1-for-100) reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding, which became effective on March 30, 2006 (the "Effective Date"). On the Effective Date, the Company's issued and outstanding Common Stock was reduced based on the 1-for-100 ratio and the new symbol for the Company was changed to `ANRC'.

6.    SUBSEQUENT EVENTS

On July 25, 2006, the Company entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the "Investors"). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $2,000,000 in callable convertible secured notes (the "Notes") and (ii) warrants to purchase 10,000,0000 shares of the Company's Common Stock (the "Warrants"). The Notes carry an interest rate of 6% per annum and a maturity date of July 25, 2009. Pursuant to the Securities Purchase Agreement, the Company must file a registration statement with the U.S. Securities and Exchange Commission within forty-five (45) days of the execution of the Securities Purchase Agreement. The notes are convertible into the Company's Common Stock at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of Common Stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a registration statement is filed within thirty days of the closing and (ii) 60% in the event that the registration statement becomes effective within one hundred and twenty days from the Closing. In addition, the Company has granted the investors a security interest in substantially all of its assets, as well as intellectual property and registration rights. In connection with the Securities Purchase Agreement, the Company issued to the Investors seven year warrants to purchase 10,000,000 shares of the Company's Common Stock at an exercise price of $.30.

                    CHANGES AND DISAGREEMENTS WITH ACCOUNTANT
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure. For the year ended December 31, 2005, the Company changed its accountants to Moore & Associates, Chartered, who serve as the auditors for its newly acquired subsidiaries, Fast One, Inc., DJ Motorsports, Inc. and ARC, Inc., from L. L. Bradford, LLC. The Company filed a corresponding report on Form 8-K filed by the Company on December 9, 2005 pursuant to Item 4.01 (Changes in Registrant's Certifying Accountant) whereby the Company disclosed the dismissal of L.L. Bradford & Company, LLC as the Company's accountant and the engagement of Moore & Associates, Chartered, as the Company's independent auditors.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

                                   PROSPECTUS

                          AMERICAN RACING CAPITAL, INC.

                        20,576,132 SHARES OF COMMON STOCK

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

              PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

      Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

      In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Nevada law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Nevada law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission
registration fee                   $   214.00
Transfer Agent Fees (1)            $10,000.00
Accounting fees and expenses (1)   $ 1,500.00
Legal fees and expenses (1)        $50,000.00
                                   ----------
Total (1)                          $61,714.00

(1)  Estimated

      All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

      During the year ended December 31, 2005, the Company issued the following unregistered securities: In connection with the consummation of the Company's share exchange transactions with the shareholder of ARCI and ARCD, the Company issued 150,000,00 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock to the stockholders of ARCI, and 235,000,000 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock to the stockholders of ARCD. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

      On July 18, 2006, we issued to Lionheart Associates, LLC d/b/a Fairhills Capital 8,000,000 shares of our common stock as compensation for consulting services rendered to us. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

      On July 18, 2006, we issued to SW International, LLC 12,000,000 shares of our restricted common stock as compensation for consulting services rendered to us. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

      On July 26, 2006, we completed a financing agreement by signing a securities purchase agreement for a maximum of $2,000,000. The initial closing was for financing of the principal amount of $700,000 for which we issued callable secured convertible notes. The initial funding was undertaken as follows: AJW Capital Partners, LLC - $67,900; AJW Offshore, Ltd. - $413,000; AJW Qualified Partners, LLC - $210,000; and New Millennium Capital Partners II, LLC
- $9,100. Under the securities purchase agreement, we will receive the principal amount of $600,000 when this SB-2 registration statement is filed with the SEC; and the final principal amount of $700,000 when this registration statement is declared effective. At both times, we will issue callable secured convertible notes for such amounts. The note is convertible into our common shares at the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of our outstanding shares of common stock.

      Based on our recent financing, we have also issued 10,000,000 warrants convertible into shares of our common stock. Each Warrant entitles to holder to one share of our common stock. The warrants were issued as follows: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC - 130,000 warrants. The exercise price is $.30 and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. For the 10,000,000 warrants issued on July 25, 2006, the expiration date is July 25, 2013.

      The convertible notes and the warrants (the "Securities") were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under
Section 4(2) of the Securities Act for the above transaction.

      All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

Item 27. Exhibits.

Exhibit No.   Title of Document                             Location
-----------   -------------------------------------------   ------------------------------------
2.1           Share Exchange Agreement, dated October 17,   Incorporated by reference as
              2005, by and among the Company, American      Exhibit 99.1 to Form 8-K filed on
              Racing Capital, Inc., and the shareholders    October 17, 2005
              of American Racing Capital, Inc.

2.2           Share Exchange Agreement, dated October 18,   Incorporated by reference as
              2005, by and among the Company, ARC           Exhibit 99.1 to Form 8-K filed on
              Development Corporation, and the              October 19, 2005
              shareholders of ARC Development Corporation

3.1.1         Articles of Incorporation as filed with the   Incorporated by reference as
              Nevada Secretary of State on or about         Exhibit 3.1.1 to Form 10-SB filed on
              September 8, 1998                             January 1, 2000

3.1.2         Certificate of Amendment to the Articles of   Incorporated by reference as
              Incorporation as filed with the Nevada        Exhibit 3.1.2 to Form 10-SB filed on
              Secretary of State on or about June 23,       January 1, 2000
              1999

3.1.3         Certificate of Designation of the Series A    Incorporated by reference as
              Convertible Preferred Stock of American       Exhibit 3.2 to Form 8-K filed on
              Racing Capital, Inc.                          December 5, 2005

3.1.4         Amended and Restated Certificate of           Incorporated by reference as
              Designation of Series A Convertible           Exhibit 3.1 to Form 10-QSB filed on
              Preferred Stock of American Racing            January 31, 2006
              Capital, Inc.

3.2           Bylaws                                        Incorporated by reference as
                                                            Exhibit 3.2 to Form 10-SB filed on
                                                            January 1, 2000

4.1           Securities Purchase Agreement dated July      Incorporated by reference as
              25, 2006, by and among the Company and New    Exhibit 4.1 to Form 8-K filed on
              Millennium Capital Partners II, LLC, AJW      August 4, 2006
              Qualified Partners, LLC, AJW Offshore, Ltd.
              and AJW Partners, LLC

4.2           Form of Callable Convertible Secured Note     Incorporated by reference as
              by and among New Millennium Capital           Exhibit 4.2 to Form 8-K filed on
              Partners II, LLC, AJW Qualified Partners,     August 4, 2006
              LLC, AJW Offshore, Ltd. and AJW Partners,
              LLC

4.3           Form of Stock Purchase Warrant issued to      Incorporated by reference as
              New Millennium Capital Partners II, LLC,      Exhibit 4.3 to Form 8-K filed on
              AJW Qualified Partners, LLC, AJW Offshore,    August 4, 2006
              Ltd. and AJW Partners, LLC

4.4           Registration Rights Agreement dated July      Incorporated by reference as
              25, 2006 by and among New Millennium          Exhibit 4.4 to Form 8-K filed on
              Capital Partners II, LLC, AJW Qualified       August 4, 2006
              Partners, LLC, AJW Offshore, Ltd. and AJW
              Partners, LLC

4.5           Security Agreement dated July 25, 2006 by     Incorporated by reference as
              and among the Company and New Millennium      Exhibit 4.5 to Form 8-K filed on
              Capital Partners II, LLC, AJW Qualified       August 4, 2006
              Partners, LLC, AJW Offshore, Ltd. and AJW
              Partners, LLC

Exhibit No.   Title of Document                             Location
-----------   -------------------------------------------   ------------------------------------
4.6           Intellectual Property Security Agreement      Incorporated by reference as
              dated July 25, 2006 by and among the          Exhibit 4.6 to Form 8-K filed on
              Company and New Millennium Capital Partners   August 4, 2006
              II, LLC, AJW Qualified Partners, LLC, AJW
              Offshore, Ltd. and AJW Partners, LLC

5.1           Opinion of legality and consent of Anslow &   Filed herewith
              Jaclin, LLP, dated September 8, 2006.

10.1          Consulting Agreement, dated August 21,        Incorporated by reference as
              2002, by and between the Company and Earl     Exhibit 99.1 to Form S-8 filed on
              Ingarfield                                    August 30, 2002

10.2          Employment Agreement between D. Davy Jones    Filed herewith
              and ANRC

10.3          Employment Agreement between A. Robert        Filed herewith
              Koveleski and ANRC

14.1          Code of Ethics                                Incorporated by reference as
                                                            Exhibit 99.1 to Form 10-KSB filed on
                                                            March 31, 2005

23.1          Consent of Moore & Associates, Chartered      Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(a)   Rule 415 Offering:

      Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

      (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

      (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

      (d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)   Request for Acceleration of Effective Date:

      Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)   For Purposes of Determining Liability under the Securities Act:

      Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on September.

                                        AMERICAN RACING CAPITAL, INC.


                                        By: /s/ D. Davy Jones
                                            -----------------------------------
                                            D. Davy Jones
                                            Chairman, Chief Executive
                                            Officer and President


                                        AMERICAN RACING CAPITAL, INC.


                                        By: /s/ A. Robert Koveleski
                                            -----------------------------------
                                            A. Robert Koveleski
                                            Vice-President, Interim Principal
                                            Accounting Officer and Secretary

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

                                POWER OF ATTORNEY

      The undersigned directors and officers of American Racing Capital, Inc. hereby constitute and appoint D. Davy Jones and A. Robert Koveleski, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                               DATE
---------                  -----                               ----


/s/ D. Davy Jones          Chairman, Chief Executive Officer   September 8, 2006
------------------------   and President
D. Davy Jones


/s/ A. Robert Koveleski    Vice-President, Interim Principal   September 8, 2006
------------------------   Accounting Officer and Secretary
A. Robert Koveleski